Exhibit 99

O’Sullivan Industries Announces
Fiscal Year 2004 Fourth Quarter and Year End Results

Lamar, MO, September 12, 2004. O’Sullivan Industries Holdings, Inc. (Other OTC – Senior Preferred Stock — OSULP.PK), a leading manufacturer and distributor of office, household and home organization RTA furniture, today announced its fiscal 2004 fourth quarter and year end operating results for the period ended June 30, 2004.

Fourth Quarter and Year-End Results

Net sales for the fourth quarter of fiscal 2004 were $58.9 million, an increase of 14.1% from the unusually low sales level of $51.6 million reported in fiscal 2003‘s fourth quarter. Fiscal 2004 sales were $268.8 million, a decrease of 7.0% from sales of $289.2 million in fiscal 2003. Fiscal year 2004‘s sales decline was generally due to previously reported market share setbacks that were not fully offset by our new product initiatives.

Operating loss for the fourth quarter of fiscal 2004 was $681,000, down from operating income of $1.6 million, or 3.1% of net sales, reported in fiscal 2003‘s fourth quarter. Fiscal 2004 operating income was $9.2 million, or 3.4% of net sales, down from operating income of $26.3 million, or 9.1% of net sales, reported in fiscal 2003. The decrease in operating income was generally caused by the lower sales levels noted above, a decrease in gross margin due to changes in customer and product mix and increasing prices for raw materials, including particleboard. In addition, during fiscal 2004‘s fourth quarter we increased our inventory reserve by approximately $1 million. This adjustment brought our recorded inventory balance into a more acceptable range when compared to current market conditions.

For the fourth quarter of fiscal 2004, we recorded a $9.4 million net loss compared to a net loss of $4.6 million reported in fiscal 2003‘s fourth quarter. The fiscal 2004 net loss was $27.4 million, compared to net income of $1.6 million in fiscal 2003. The fiscal 2004 net loss reflects the:

•	Reduction in operating income noted above as well as higher interest expense related to our September 2003 debt refinancing.

•	$3.3 million non-cash write-off of debt issuance costs related to the refinancing of our previous senior credit facility in September 2003, partially offset by a gain of $616,000 on the repurchase of $4.0 million of our senior subordinated notes in October 2003; and

•	July 1, 2003 adoption of an accounting pronouncement, Statement of Financial Accounting Standard No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity that requires dividends accrued on our mandatorily redeemable senior preferred stock to be recorded as interest expense. The financial impact of adopting SFAS 150 was $1.1 million and $4.3 million for the quarter and fiscal year ended June 30, 2004, respectively.

EBITDA for the fourth quarter of fiscal 2004 was $2.4 million, or 4.1% of net sales, compared to EBITDA of $4.5 million, or 8.7% of net sales in the fourth quarter of fiscal 2003. Fiscal 2004 EBITDA was $19.3 million, or 7.2% of net sales, compared to EBITDA of $39.5 million, or 13.6% of net sales, in fiscal 2003. The current year EBITDA balance reflects the sales shortfall and the related decrease in gross margin dollars. The attached table reconciles net income (loss) to EBITDA.

EBITDA should be considered in addition to, but not as a substitute for or superior to, operating income, net income, operating cash flow and other measures of financial performance prepared in accordance with generally accepted accounting principles. EBITDA may differ in the method of calculation from similarly titled measures used by other companies. EBITDA provides another measure of the operations of our business and liquidity prior to the impact of interest, taxes and depreciation. Further, EBITDA is a common method of valuing companies such as O’Sullivan.

Working Capital

Cash on hand at June 30, 2004 was $5.2 million compared to $8.0 million at June 30, 2003. Inventory at June 30, 2004 rose to $55.1 million from $52.4 million at June 30, 2003. Accounts receivable at June 30, 2004 decreased to $22.6 million from $25.0 million at June 30, 2003.

Net cash provided by operating activities for the twelve months ended June 30, 2004 was $1.0 million, compared to net cash provided by operating activities of $14.7 million for the twelve months ended June 30, 2003. Capital expenditures during fiscal 2004 were $2.6 million, down from the $5.1 million spent in fiscal 2003.

Total balance sheet debt at June 30, 2004 was $220.3 million compared to $213.4 million at June 30, 2003. At June 30, 2004 the borrowing base on our revolver was approximately $26.9 million. There was no outstanding balance on the revolver at June 30, 2004. However, we did have approximately $14.0 million in outstanding letters of credit at June 30, 2004 that reduced the amount available under the revolver.

Management Comments and Outlook

“While our top line has shown a little improvement, the bottom line results of O’Sullivan Industries continue to be a challenge,” stated Bob Parker, president and chief executive officer of O’Sullivan Industries. “In an effort to alter the long-term direction of the company, the board of directors of O’Sullivan Industries has added several new key members to the company’s executive team. The O’Sullivan Industries executive team is now in the process of strategically realigning the company and focusing the entire organization on the vital tasks of creating new top line growth and improving profitability. The following highlight some of the strategic initiatives that are currently underway at O’Sullivan Industries:

•	Creation of a new Sales and Marketing Organization that will focus on targeted market segments and the key customers in those segments;

•	Expansion of new product initiatives that already include successful launches of our Coleman® garage and business storage assortment and Intelligent Designs® commercial office furniture;

•	Building a more capable and far reaching sourcing organization;

•	Focusing on our factories to improve their productivity and better control their costs;

•	Improving working capital management and cash flow through better planning, reduction in required inventory levels, improving vendor and customer terms, etc.; and

•	Moving O’Sullivan Industries corporate headquarters from Lamar, MO to the Atlanta, GA area which will make the company more accessible to our valued customers as well as expanding our management recruiting opportunities.

“With these and other strategic initiatives in process, O’Sullivan Industries’ executive team is strategically building a new foundation at the company that we think will provide improved and sustainable long term results,” concluded Mr. Parker. “Through our new strategic planning process, we have identified numerous areas requiring improvement at O’Sullivan Industries. We are now in the process of implementing these strategic initiatives that are beginning to transform O’Sullivan Industries into a stronger company for the future.”

Quarterly Announcement and Other Information

O’Sullivan Industries will host a conference call to discuss its fiscal year 2004 fourth quarter and year end financial results on Monday, September 13, 2004. The conference call will begin at 11:00 a.m. eastern time and be available in two formats:

•	Online at the O’Sullivan Industries’ web site at www.osullivan.com. The confirmation number is 899040. Leave the pass code field blank; or

•	By phone at (719) 457-2657. You must reference the conference pass code 899040.

For those unable to participate in the original broadcast, playbacks are scheduled to begin at 1:00 p.m. eastern time on September 13, 2004 online at O’Sullivan Industries’ website, or by calling (719) 457-0820. Please reference the conference pass code 899040.

Questions from analysts and investors concerning O’Sullivan Industries’ fiscal year 2004 fourth quarter and year end financial results should be submitted before the conference call by e-mailing them to investor.relations@osullivan.com. All questions should be submitted by 10:00 a.m. eastern time on Monday, September 13, 2004 in order for them to be incorporated into the conference call.

Additional information about the company, such as news releases, SEC filings, latest analyst and investor FAQ, etc., is available on the company’s website at www.osullivan.com. For further information and questions, e-mail your requests to investor.relations@osullivan.com, or call the company’s Investor Relations Department at (417) 682-8370.

Forward Looking Statements

The forward-looking statements in this release involve risks and uncertainties that are dependent upon a number of factors such as sales levels, product mix, customer acceptance of existing and new products, material price increases, bankruptcy or loss of significant customers, interest rate fluctuations, and other factors, all of which are difficult to predict and most of which are beyond O’Sullivan’s control. Actual results could differ materially from those expressed in the forward-looking statements. Please review O’Sullivan’s 10- K and most recent 10-Q reports filed with the Securities and Exchange Commission.

For more information contact:
David Turney, Director of Investor Relations (417) 682-8325

O’Sullivan Industries Holdings, Inc.
Fourth Quarter Results
Consolidated Statement of Operations
(in thousands)

	Three months ended June 30,			Twelve months ended June 30,
	2004	2003	% Change	2004	2003	% Change
Net sales	$58,892	$51,618	14.1%	$268,829	$289,152	-7.0%
Cost of sales	48,391	38,389	26.0%	213,989	214,977	0.0%

Gross profit	10,501	13,229	-22.0%	54,840	74,175	-26.0%
Percent of net sales	17.8%	25.6%		20.4%	25.7%
Selling, marketing and administrative	11,922	10,101	18.0%	46,138	45,834	1.0%
Restructuring charge	-	1,509	-100.0%	-	2,049	-100.0%
Casualty gain	(740)	-	-100.0%	(490)	-	-100.0%

Operating income (loss)	(681)	1,619	-142.0%	9,192	26,292	-65.0%
Percent of net sales	-1.2%	3.1%		3.4%	9.1%
Interest expense, net	8,714	5,802	50.0%	33,947	24,286	40.0%
Other financing expense	-	445	-100.0%	2,678	445	502.0%

Income (loss) before income taxes	(9,395)	(4,628)	103.0%	(27,433)	1,561	-1857.0%
Income tax provision	-	-		-	-

Net income (loss)	(9,395)	(4,628)	103.0%	(27,433)	1,561	-1857.0%
Dividends and accretion on preferred stock	(3,208)	(3,746)	-14.0%	(12,415)	(14,457)	-14.0%

Net loss attributable to common stockholders	$(12,603)	$(8,374)	51.0%	$(39,848)	$(12,896)	209.0%

Condensed Consolidated Balance Sheets
(in thousands)

	June 30,
Assets	2004	2003
Current assets:
Cash and cash equivalents	$5,250	$7,977
Trade receivables, net	22,579	25,032
Inventories, net	55,071	52,426
Prepaid expenses and other assets	3,229	2,772

Total current assets	86,129	88,207

Property, plant and equipment, net	61,683	71,867
Other assets	8,462	9,226
Goodwill, net	38,088	38,088

	$194,362	$207,388

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$8,199	$10,006
Current portion - long term debt	-	4,039
Accrued advertising	9,422	9,493
Accrued liabilities	15,237	12,043
Payable to RadioShack	3,658	6,798

Total current liabilities	36,516	42,379

Long term debt - less current portion	220,279	209,405
Sr. preferred stock	26,258	21,933
Non-current liabilities	9,452	6,762
Payable to RadioShack	66,409	65,269
Stockholders' deficit	(164,552)	(138,360)

	$194,362	$207,388

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2004	2003	2004	2003
Net cash provided (used) by operating activities	$(11,450)	$(8,624)	$1,029	$14,740
Cash flows provided (used) by investing activities	(921)	6,534	(2,459)	1,707
Net cash flows used for financing activities	(2)	(7,526)	(1,297)	(24,247)

Net decrease in cash and cash equivalents	(12,373)	(9,616)	(2,727)	(7,800)
Cash and cash equivalents, beginning of period	17,623	17,593	7,977	15,777

Cash and cash equivalents, end of period	$5,250	$7,977	$5,250	$7,977

Reconciliation of Net Income to EBITDA
(in thousands)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2004	2003	2004	2003
Net income (loss)	$(9,395)	$(4,628)	$(27,433)	$1,561
Income tax provision	-	-	-	-
Interest expense, net	8,714	5,802	33,947	24,286
Depreciation and amortization	3,069	3,332	12,754	13,621

EBITDA	$2,388	$4,506	$19,268	$39,468

EBITDA as a percent of sales	4.1%	8.7%	7.2%	13.6%

Schedule of Interest Expense
(in thousands)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2004	2003	2004	2003
Interest expense on senior credit facility,
industrial revenue bonds and senior
subordinated notes	$6,048	$4,677	$23,894	$21,899
Interest income	(11)	(104)	(64)	(266)
Non-cash items:
Interest expense on O’Sullivan Holdings note	742	660	2,817	2,506
Interest expense on Sr. Preferred Stock	1,131	-	4,326	-
Interest rate collar	-	-	-	(2,091)
Amortization of debt discount	387	166	1,294	628
Amortization of loan fees	417	403	1,680	1,610

Net interest expense	$8,714	$5,802	$33,947	$24,286